AUTHORIZATION
 	I hereby authorize Cynthia Hoff Trochu, Leslie O. Mba, Elizabeth M. Bedell,
Edgar A. Morales, Erin E. Hilton and John Whitney or any one of them to sign and file on my behalf any and all forms required by the
Securities and Exchange Commission pursuant to Section 16 of the
Securities Exchange Act of 1934 (the ?Exchange Act?) relating to the reporting of beneficial ownership of equity securities of Texas Instruments Incorporated (the ?Company?), and of
changes in such beneficial ownership, as well as any and
all representation letters that may be required in connection with sales by me of equity securities of the Company, together with any and all amendments to the foregoing.  This
authorization shall be effective on and after the date set
forth below and shall continue in effect, unless earlier
revoked by me in writing, until I am no longer required to
file such forms and letters provided, however, that this
authorization shall be deemed revoked with respect to any
individual named above upon such individual?s termination
of active service with the Company.
	I acknowledge that the persons authorized hereunder are
not assuming, nor is the Company assuming, any of my
responsibilities to comply with Section 16 of the Exchange
Act and other relevant securities laws.
	Dated as of 3 day of January 2023.
	/s/ Christine A. Witzsche